Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter and Full-Year 2009 Financial Results

• Fourth Quarter Revenues Reach $138 Million; Cash Flow from Operations Reaches $30 Million

• 2009 Revenues Reach $475 Million; Cash Flow from Operations Reaches $105 Million

RESTON, Va. — March 1, 2010 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its fourth quarter 2009 results.

Henry H. Graham, Jr., CEO, commented, “TNS’ fourth quarter performance concluded an important year of strong execution and strategic growth for the company.  The quarter’s revenue was within our outlook range and adjusted earnings per share exceeded our outlook primarily from savings associated with our recent debt refinancing.  Our Telecommunication Services Division continues to benefit from the Communication Services Group acquisition, the integration of which is starting to deliver measurable synergies, and we are implementing new customer orders for wireless roaming and clearing services.  While our Financial Services Division continued to see near-term consolidation, we are experiencing global growth in endpoints as our community of interest expands.  Our POS Division grew for the third consecutive quarter from last year through increased adoption of our ATM processing services, offsetting continued weakness in dial-up transaction volumes.  Our International Services Division revenue reversed its downward pattern of the prior two quarters and was flat in constant currency as we passed the anniversary of the economy-driven step-down in dial-up transaction volumes.”

Mr. Graham concluded, “Our integration of the strategic CSG acquisition is proceeding according to plan and we remain comfortable with our expectations for delivery of cost synergies.  The investments we have made over the past two years in our payments and financial services offerings are starting to pay off.  Our focus for 2010 is to continue to increase our global market share in all divisions with our expanded product offering, including bringing our broadened TSD services suite to non-US markets.  With our cost-effective, value-added connectivity and interoperability solutions, clear plans for execution, strong balance sheet and cash-generating business model, we enter 2010 well positioned to compete in three global divisions and to continue to generate profitable growth and cash flow.”

TNS acquired the Communication Services Group on May 1, 2009 and has included its results in the Telecommunication Services Division from that date.  Therefore, fourth quarter and full-year 2009 results are not comparable to those of prior periods.

Total revenue for the fourth quarter of 2009 increased 69.6% to $137.5 million from fourth quarter 2008 revenue of $81.1 million.

Fourth quarter 2009 GAAP net loss was $5.7 million, or $(0.21) per share, versus fourth quarter 2008 GAAP net loss of $1.0 million, or $(0.04) per share.

Included in the GAAP net loss for the fourth quarter 2009 results are the following items related to the refinancing of the May 2009 Credit Facility in November 2009:

•                  The write off of $21.9 million, or ($0.52) per share, of deferred financing fees and original issue discount; and

•                  The write off of $3.3 million, or ($0.07) per share, of term loan call premium.

Included in fourth quarter 2008 results were pre-tax charges associated with severance of $0.5 million, or $(0.01) per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter of 2009 increased 86.8% to $39.3 million versus $21.0 million for the fourth quarter of 2008.  Excluding the above-mentioned pre-tax severance charges from fourth quarter 2008 results, EBITDA before stock compensation expense increased 82.4% to $39.3 million from $21.5 million.  On a constant dollar basis and excluding the pre-tax charges, EBITDA before stock compensation expense for the fourth quarter of 2009 increased 73.9% to $37.4 million.

Adjusted earnings increased 80.4% to $18.4 million, or $0.69 per share, for the fourth quarter of 2009 compared to adjusted earnings of $10.2 million, or $0.40 per share, for the fourth quarter of 2008.  Excluding the abovementioned pre-tax severance charges from fourth quarter 2008 results, adjusted earnings increased 73.6% to $18.4 million, or $0.69 per share.  On a constant dollar basis excluding pre-tax charges, adjusted earnings for the fourth quarter of 2009 increased 60.6% to $17.0 million, or $0.64 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share, excluding severance charges, at currency exchange rates reported for fourth quarter 2009 and at the 2008 rates.

(In millions, except per share and share amounts)

	Fourth Quarter 2009	Fourth Quarter 2008	% Change	Fourth Quarter 2009 @ 2008 FX Rates	% Change@ 2008 FX Rates

Revenues	$137.5	$81.1	69.6%	$133.4	64.5%
After tax adjusted earnings	$18.4	$10.6	73.6%	$17.0	60.6%
Adjusted earnings per share	$0.69	$0.42	64.3%	$0.64	52.4%
Shares Outstanding	26.6	25.3	5.2%	26.6	5.2%

Financial Review:

Fourth Quarter 2009

•                  Fourth quarter 2009 total revenue increased 69.6% to $137.5 million from fourth quarter 2008 revenue of $81.1 million. Included in revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased $52.4 million to $68.4 million from fourth quarter 2008 revenue of $16.0 million. Included in revenues were pass-through charges of $7.5 million and $2.2 million for the fourth quarter 2009 and 2008, respectively.  Excluding the increase in pass-through charges, revenue increased $47.1 million, primarily due to the inclusion of $51.7 million from the acquired CSG business. This was partially offset by a reduction of $3.5 million of revenue related to TNS’ former caller ID provider which, as previously disclosed, occurred primarily in connection with the CSG acquisition and to a lesser extent $0.9 million due to a reduction in volumes in TNS’ payphone fraud and validation service.

On a sequential basis, revenue from the Telecommunication Services Division decreased $4.0 million to $68.4 million from third quarter 2009 revenue of $72.4 million.  Included in revenues were pass-through charges of $7.5 million and $7.9 million for the fourth and third quarters of 2009, respectively.  Excluding the decrease in pass-through charges, revenues decreased $3.6 million as a result of $2.5 million in anticipated volume reductions and pricing concessions to legacy CSG customers, $0.6 million related to further volume reductions by TNS’ former caller ID provider and $0.8 million due to a reduction in volumes in legacy payphone fraud and validation service.  This was partially offset by an increase of $0.3 million from wireless roaming and clearing offerings related to recent customer wins.

•                  Revenue from the International Services Division increased 11.0% to $38.9 million from fourth quarter 2008 revenue of $35.0 million.  The positive effect of foreign currency translation was $3.9 million. On a constant dollar basis, ISD revenue remained flat, with increased market share gains in mainland Europe of $1.2 million and increased financial services revenue in the Asia Pacific region of $0.3 million being offset by a $1.0 million reduction in development revenue for the card not present payment gateway and $0.5 million reduction in ATM processing revenue due to the loss of a customer in the UK as previously disclosed.

•                  Revenue from the POS Division increased 2.5% to $18.7 million from $18.2 million in fourth quarter 2008.  This was due to a $0.9 million increase in ATM processing revenue and a $0.8 million increase in development revenue, which was partially offset by a $1.2 million decrease in dial revenue attributable to a 4.4% decrease in transaction volumes, which the Company believes is primarily due to softness in the economy, and a decrease in revenue per transaction mainly resulting from the renewal of certain customer contracts as previously disclosed.

•                  Revenue from the Financial Services Division decreased 2.4% to $11.5 million from fourth quarter 2008 revenue of $11.8 million.  Revenues decreased $0.5 million primarily due to continued rationalization of logical virtual connections and to a lesser extent the use of market data access services by TNS customers.  This was partially offset by a $0.3 million increase due to growth in the number of customer endpoints connected to TNS’ network.

Fourth quarter 2009 gross margin increased 20 basis points to 53.1% from 52.9% in the fourth quarter of 2008.  On a constant dollar basis, fourth quarter gross margin decreased 30 basis points to 52.6% compared with fourth quarter 2008’s level.

Full Year 2009 Results

•                  Total revenue for the full year 2009 increased 38.0% to $474.8 million from $344.0 million in 2008.  The adverse effect of foreign exchange rates on revenue was $15.3 million on a year-over-year basis.  On a constant dollar basis, total revenue for the full year 2009 increased 42.5%.

•                  Gross margin in 2009 was 52.7% compared to 52.9% in 2008. On a constant dollar basis, the full year 2009 gross margin remained flat at 52.9%.

•                  GAAP net loss for the full year 2009 was $2.1 million, or $(0.08) per share, compared to full year 2008 GAAP net income of $3.5 million, or $0.14 per share.

Included in GAAP net loss for 2009 are:

•                  $1.6 million, or ($0.04) per share, of acquisition costs, recorded in accordance with the provisions of FASB ASC 805, Business Combinations;

•                  The write off of $1.7 million, or ($0.04) per share, of deferred financing fees in relation to the refinancing of the 2007 Credit Facility in May 2009;

•                  The write off of $21.9 million, or ($0.52) per share, of deferred financing fees and $3.3 million, or ($0.07) per share, of term loan call premium in relation to the abovementioned refinancing; and

•                  Pre-tax severance charges of $1.7 million, or ($0.05) per share.

Included in GAAP net income for 2008 are:

•                  $0.9 million, or $0.03 per share, pre-tax benefit associated with the settlement of a state sales tax liability; and

•                  Pre-tax severance charges of $1.2 million, or ($0.04) per share.

•                  EBITDA before stock compensation expense for 2009 increased 44.7% to $123.9 million from $85.6 million in 2008.  Excluding the acquisition costs and severance charges in 2009 and the pre-tax benefit associated with the settlement of a state sales tax liability and severance charges in 2008, EBITDA before stock compensation expense increased 48.1% to $127.3 million from $85.9 million.  The adverse effect of foreign currency on 2009 EBITDA before stock compensation expense was $4.7 million on a year-over-year basis.

•                  Adjusted earnings for 2009 increased 36.1% to $54.4 million, or $2.10 per share, from $40.0 million, or $1.59 per share in 2008.  Excluding the abovementioned items, adjusted earnings for 2009 increased 42.0% to $57.1 million, or $2.21 per share, from $40.2 million, or $1.60 per share in 2008.

Financial Outlook

Full Year 2010

TNS has established a Full Year 2010 outlook, which assumes the following:

•                  As previously discussed, because of the globalization taking place in its three major lines of business, beginning with first quarter 2010 results TNS will report revenue in three global divisions, Payments, Telecommunication Services, and Financial Services.  A table with historical and new divisional revenue breakouts is available on page 11.

•                  Payments revenue growth of 6-8%

•                  Financial Services revenue growth of 7-9%

•                  Telecommunication Services revenue growth of 27-32%

•                  A neutral impact from foreign currency for the full year versus the prior year.

•                  A future tax rate for the calculation of adjusted earnings of 20%, unchanged from the prior tax rate.

•                  An approximate 4% increase in share count

•                  TNS continues to expect it will realize pre-tax integration synergies of $5 million to $6 million, or $0.15 - $0.18 per share, in 2010, and $2 million to $3 million, or $0.06 - $0.09 per share, in 2011, for total anticipated annualized pre-tax synergies, including those realized in 2009, of $8 million to $10 million, or $0.24 - $0.30 per share. TNS also continues to anticipate that these savings will be fully implemented on a run rate basis by the beginning of the fourth quarter of 2010.

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2010.  Please note that all figures exclude special charges previously disclosed.

(In millions, except per share amounts)

	Full Year 2010	Full Year 2009	% Change

Revenues	$550 - $566	$475	16% - 19%

After tax adjusted earnings	$75 - $81	$57.1	32% - 42%
Adjusted earnings per share	$2.80 - $3.00	$2.21	27% - 36%
Shares Outstanding	26.9	25.9	4%

First Quarter 2010

The following first quarter 2010 outlook includes:

•                  Foreign currency benefit, on a year-over-year basis, of approximately $3.0 million to revenues and approximately $1.5 million, or $0.05 per share, to adjusted earnings.  On a sequential basis from the fourth quarter of 2009 to the first quarter of 2010, TNS expects a negative foreign current impact of approximately $2.0 million to revenues with an adjusted earnings impact of approximately $1.0 million, or $(0.03) per share.

•                  In the Telecommunication Services Division, approximately a $3.0 million impact to revenue associated with additional volume and price reductions from legacy CSG customers.

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the first quarter of 2010.

(In millions, except per share amounts)

	First Quarter 2010	First Quarter 2009	% Change

Revenues	$127.5 - $130.5	$75.3	69% - 73%
After tax adjusted earnings	$14.3 - $15.6	$7.3	96% - 114%
Adjusted earnings per share	$0.53 - $0.58	$0.29	83% - 100%
Shares Outstanding	26.9	25.2	7%

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ focus on execution during tough global economic conditions, combined with high operating leverage inherent in our model and a strong cash flow contribution from the acquired CSG operations, delivered over $30 million in fourth quarter cash flow from operations.  During the quarter, we successfully completed the financing of new credit facilities, which further increased our financial flexibility to support future growth and lowered our interest costs.  To date in 2010, we are tracking in line with our planned delivery of expected CSG integration synergies.  Our financial priorities this year include continued selected investment to capture growth in each of our divisions and continuing to prepay debt.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pre-tax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the amortization of debt issuance costs, and the result is tax effected at a 20% rate.  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss fourth quarter 2009 results today, March 1, 2010, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-597-5310, passcode # 81148492. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from March 1, 2010 at 8:00 p.m. Eastern Time through March 8, 2010, and can be accessed by dialing 617-801-6888, passcode # 74960727.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in over 40 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2009.  In addition, the statements in this press release are made as of March 1, 2010.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to March 1, 2010.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Revenues	$137,495	$81,088	$474,817	$343,991
Operating expenses:
Cost of network services	64,453	38,217	224,497	162,423
Engineering and development	10,413	7,029	36,268	29,149
Selling, general, and administrative	26,279	16,740	100,588	78,104
Depreciation and amortization of property and equipment	9,405	7,085	32,247	25,286
Amortization of intangible assets	9,494	7,407	32,353	25,734
Total operating expenses(1),(2),(3)	120,044	76,478	425,953	320,695

Income from operations	17,451	4,610	48,864	23,296
Interest expense (4),(5)	(33,732)	(2,138)	(58,553)	(10,868)
Other income (expense)	599	1,050	968	468
Income before income taxes, and equity in net loss of unconsolidated affiliates	(15,682)	3,522	(8,721)	12,895
Income tax benefit (provision)	10,026	(4,448)	6,777	(9,214)
Equity in net loss of unconsolidated affiliates	(35)	(108)	(115)	(201)
Net (loss) income	$(5,691)	$(1,034)	$(2,059)	$3,480
Basic and diluted earnings per share:
Basic net income per common share	$(0.22)	$(0.04)	$(0.08)	$0.14
Diluted net income per common share	$(0.22)	$(0.04)	$(0.08)	$0.14
Basic weighted average common shares outstanding	25,768,694	25,048,787	25,402,506	24,763,299
Diluted weighted average common shares outstanding	25,768,694	25,048,787	25,402,506	25,191,521

FOOTNOTES:

(1)

Included in operating expenses for the fourth quarter of 2008 are pre-tax severance charges of $0.5 million, or ($0.01) per share. Included in operating expenses for the full year 2008 and 2009 are pre-tax severance charges of $1.7 million, or ($0.05) per share and $1.2 million, or ($0.04) per share, respectively.

(2)

Included in operating expenses the full year 2009 is a pre-tax charge of $1.6 million, or ($0.04) per share, relating to professional fees for the CSG acquisition, which were expensed in accordance with FASB ASC 805, Business Combinations.

(3)	Included in operating expenses for the full year 2008 is a benefit related to the settlement of a sales tax liability of $0.9 million, or $0.03 per share.

(4)

Included in interest expense for the fourth quarter 2009 was a $21.9 million pre-tax charge, or ($0.51) per share, write off of deferred finance fees and $3.3 million, or ($0.08) per share, related to the May 2009 Credit Facility, following the closing of the November 2009 Credit Facility.

(5)

Included in interest expense for the full year 2009 was a $23.6 million pre-tax charge, or ($0.56) per share, write off of deferred finance fees on the 2007 Credit Facility and the May 2009 Credit Facility following the closing of the November 2009 Credit Facility. Also included for the full year 2009 was a $3.3 million, or ($0.07) per share, term loan call premium in relation to the refinancing of the May 2009 Credit Facility.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$32,480	$38,851
Accounts receivable, net	97,834	69,501
Other current assets	26,398	12,121
Total current assets	156,712	120,473

Property and equipment, net	125,596	58,795
Goodwill	16,581	10,954
Identifiable intangible assets, net	268,925	151,811
Other assets	32,201	19,881
Total assets	$600,015	$361,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$94,137	$59,424
Deferred revenue	13,970	16,360
Current portion of long-term debt, net of discount(1)	15,119	—
Total current liabilities	123,226	75,784

Long-term debt, net of current portion and discount (1)	354,594	178,500
Other liabilities	856	4,815
Total liabilities	478,676	259,099

Total stockholders’ equity	121,339	102,815
Total liabilities and stockholders’ equity	$600,015	$361,914

FOOTNOTES:

(1)                      Reconciliation of long —term debt balance:

Current portion of long-term debt, net of discount	15,119
Long-term debt, net of current portion and discount	354,594
369,713
Unamortized Original Issue Discount	4,658
2009 Credit Facility outstanding at December 31, 2009	374,371

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net income	$(5,691)	$(1,034)	$(2,059)	$3,480
Non-cash items	32,009	23,186	95,925	68,658
Working capital changes	4,222	3,371	10,938	1,874
Net cash provided by operating activities:	30,540	25,523	104,804	74,012
Purchases of property and equipment, net	(16,834)	(6,778)	(40,638)	(32,047)
Cash paid for business acquisitions, net of cash acquired	—	—	(230,002)	—
Net cash used in investing activities:	(16,834)	(6,778)	(270,640)	(32,047)
Proceeds from issuance of long-term debt, net (1)	363,245	—	564,857	—

Repayment of long-term debt	(368,500)	(2,000)	(408,500)	(27,000)
Payment of long-term debt financing costs	—	—	(175)	(75)
Proceeds from stock option exercise	740	—	8,141	9,589
Purchase of treasury stock	(403)	(243)	(1,861)	(2,162)
Net cash (used in) provided by financing activities:	(4,918)	(2,243)	162,462	(19,648)
Effect of exchange rates on cash and cash equivalents	(4,982)	(668)	(2,997)	(1,271)
Net increase (decrease) in cash and cash equivalents	3,806	15,834	(6,371)	21,046
Cash and cash equivalents, beginning of period	28,674	23,017	38,851	17,805
Cash and cash equivalents, end of period	$32,480	$38,851	$32,480	$38,851

FOOTNOTES:

(1)                                  Reconciliation of proceeds from issuance of long-term debt

	May 09 Credit Facility	Nov 09 Credit Facility	Total
Gross Proceeds	230,000	374,371	604,371
Original Issue Discount	(23,000)	(4,875)	(27,875)
Financing fees related to issuance of debt	(5,388)	(2,903)	(8,290)
Term loan call premium	—	(3,348)	(3,348)
Total	201,612	363,245	564,857

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
EBITDA before stock
compensation expense:
Income from operations (GAAP)	$17,451	$4,610	$48,864	$23,295
Add back the following items:
Depreciation and amortization of property and equipment	9,405	7,085	32,247	25,286
Amortization of intangible assets	9,494	7,407	32,353	25,734
Stock compensation expense	2,929	1,930	10,446	11,305
EBITDA before stock compensation expense(1),(2),(3)	$39,279	$21,032	$123,910	$85,620

Adjusted Earnings:
(Loss) Income before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$(15,682)	$3,522	$(8,721)	$12,895
Add back the following items:
Equity in net loss of unconsolidated affiliates	(35)	(108)	(115)	(201)
Amortization of intangible assets	9,494	7,407	32,353	25,734
Other debt related costs	26,330	19	34,046	232
Stock compensation expense	2,929	1,930	10,446	11,305
Adjusted earnings before income taxes	23,036	12,770	68,009	49,965
Income tax provision at 20%	4,607	2,554	13,601	9,993
Adjusted earnings(4),(5),(6)	$18,429	$10,216	$54,408	$39,972

Weighted average common shares — diluted	26,591,066	25,285,390	25,886,411	25,195,521
Adjusted earnings per common share — diluted	$0.69	$0.40	$2.10	$1.59

FOOTNOTES:

(1)         Excluding the $0.5 million in pre-tax severance charges, EBITDA before stock compensation expense for the fourth quarter 2008 was $21.5 million.

(2)         Excluding the $1.2 million in pre-tax severance charges, and the $0.9 million benefit from the settlement of the state sales tax liability, EBITDA before stock compensation expense for the full year 2008 was $85.9 million.

(3)         Excluding the $1.6 million charge related to the CSG acquisition costs and the $1.7 million charge related to severance, EBITDA before stock compensation expense for the full year 2009 was $127.3 million.

(4)         Excluding the $0.5 million in severance charges, adjusted earnings for the fourth quarter of 2008 were $10.6 million, or $0.42 per share.

(5)         Excluding the $1.2 million in severance charges and the $0.9 million benefit related to the settlement of the sales tax liability, adjusted earnings for the full year 2008 were $40.2 million, or $1.60 per share.

(6)         Excluding the $1.6 million  charge related to the CSG acquisition costs and the $1.7 million charge related to severance, adjusted earnings for the  full year 2009 were $57.1 million or $2.21 per share

TNS, Inc.

Divisional Revenue Breakout by Quarter in 2009

(In millions)

(Unaudited)

	Q1	Q2	Q3	Q4	2009
Divisions as reported
POS	$18.0	$19.6	$19.8	$18.7	$76.1
TSD	15.0	56.9	72.4	68.4	212.7
FSD	12.1	12.1	12.0	11.5	47.7
ISD	30.2	33.3	35.9	38.9	138.3
	$75.3	$122.0	$140.1	$137.5	$474.8

ISD Split
POS	$26.4	$29.2	$31.5	$33.7	$120.8
FSD	3.8	4.1	4.4	5.2	17.5
	$30.2	$33.3	$35.9	$38.9	$138.3

2009 Divisional Breakout for 2010 Comparisons

Payments	$44.4	$48.8	$51.3	$52.4	$196.8
Telecommunication Services	15.0	56.9	72.4	68.4	212.7
Financial Services	15.9	16.3	16.4	16.7	65.2
	$75.3	$122.0	$140.1	$137.5	$474.8

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